EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Timberline Receives Draft Hard Rock Operating Permit for Butte Highlands Gold Project

Coeur d’Alene, Idaho – December 10, 2012 – Timberline Resources Corporation (NYSE MKT: TLR; TSX-V: TBR) (“Timberline” or the “Company”) is pleased to announce today that it has received a draft Hard Rock Operating Permit for its Butte Highlands Gold Project from the Montana Department of Environmental Quality (MDEQ).  The Company also received a Compliance Determination setting forth the MDEQ’s determination that the completed application for the operating permit complies with the substantive requirements of Montana’s Metal Mine Reclamation Act.

The draft Hard Rock Operating Permit and the Compliance Determination may be viewed on the Company’s web site at http://timberline-resources.com/main.php?page=196

Timberline CEO Paul Dircksen commented, “This permit is a critical milestone for Timberline and our joint-venture partner.  The regulators have been fastidious about our permit application, and we have provided thorough responses to each of their inquiries and comments.   Our JV partner continues to fully fund the permitting and development at Butte Highlands, and they are actively involved and working closely with us to expedite the remaining permits and complete project development.  The receipt of this draft permit and positive compliance determination from the MDEQ provides clear evidence that we will receive the final Hard Rock Operating Permit in mid-2013.  We expect to commence gold production at Butte Highlands shortly thereafter.”

As noted in the draft permit, the final operating permit is expected to be issued upon the completion of the MDEQ’s review pursuant to the Montana Environmental Policy Act and its determination that the project bonding is sufficient.  Based on current projections, the Company expects that the reviews will be completed and the final operating permit will be issued in mid-2013.  The Company expects to receive the water discharge permit and road use permit related to the Butte Highlands Project prior to the receipt of the final operating permit.

As announced previously, the initial mine plan at Butte Highlands will target production of approximately 400 tons per day for the first four years of operation with material direct shipped to a nearby mill.  In 2011, Timberline completed a 50,000-foot (15,240-metre) underground drill program which returned intercepts of up to 14.5 feet (4.4 metres) grading 6.77 ounces of gold per ton (231.85 grams per metric tonne).  The Company has also completed over 4,500 feet (1.4 kilometres) of underground development and completed construction of essentially all surface facilities for the project. The Butte Highlands Joint Venture is located within a favorable geologic domain that has hosted several multi-million ounce gold deposits including Butte, Golden Sunlight, Montana Tunnels, and Virginia City.

About Timberline Resources

Timberline Resources Corporation is exploring and developing advanced-stage gold properties in the western United States. Timberline holds a 50-percent carried interest ownership stake in the Butte Highlands Joint Venture in Montana where gold production is targeted to commence in mid-2013. Timberline’s exploration is primarily focused on the goldfields of Nevada, where it is advancing its flagship Lookout Mountain Project toward a production decision while exploring a pipeline of quality earlier-stage projects at its South Eureka Property and elsewhere. Timberline management has a proven track record of discovering economic mineral deposits and developing them into profitable mines.

Timberline is listed on the NYSE MKT where it trades under the symbol "TLR" and on the TSX Venture Exchange where it trades under the symbol "TBR".

Forward-looking Statements

Statements contained herein that are not based upon current or historical fact are forward-looking in nature and constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements reflect the Company's expectations about its future operating results, performance and opportunities that involve substantial risks and uncertainties.  These statements include but are not limited to statements regarding the timing and results of the Company’s continued exploration and drill program at South Eureka and Lookout Mountain, the timing of assay results from such drilling program being released, the Company’s ability to expand and upgrade the South Eureka resource, the timing or results of the Company’s drill programs at Butte Highlands, including the timing of obtaining necessary permits, the development and production of the Company’s Butte Highlands project and projects on its South Eureka property, the potential life of the mine at the Butte Highlands project, the targeted production date for the Butte Highlands project, targeted date for production at South Eureka, the potential for a heap-leach mine at South Eureka, targeted dates for the South Eureka technical report and economic scoping study, and possible growth of the Company and the Company’s expected operations, including potential development of an open pit extraction and run-of-mine heap leach processing and operation at South Eureka. When used herein, the words "anticipate," "believe," "estimate," “upcoming,” "plan," “target”, "intend" and "expect" and similar expressions, as they relate to Timberline Resources Corporation, its subsidiaries, or its management, are intended to identify such forward-looking statements. These forward-looking statements are based on information currently available to the Company and are subject to a number of risks, uncertainties, and other factors that could cause the Company's actual results, performance, prospects, and opportunities to differ materially from those expressed in, or implied by, these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, whether or not the Company completes the purchase of the Butte Highlands JV, LLC membership interests, risks related to the timing and completion of the drilling programs at Butte Highlands and South Eureka, risks and uncertainties related to mineral estimates, risks related to the inherently dangerous activity of mining, and other such factors, including risk factors discussed in the Company's Annual Report on Form 10-K for the year ended September 30, 2011.  Except as required by Federal Securities law, the Company does not undertake any obligation to release publicly any revisions to any forward-looking statements.

Neither the TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.

Contact Information:

Paul Dircksen, CEO

Phone: 208.664.4859

2 | TIMBERLINE RESOURCES